EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

GOFISH CORPORATION

(f/k/a Unibio Inc.),

GF ACQUISITION CORP.,

GOFISH TECHNOLOGIES, INC.,

ITD ACQUISITION CORP.,

AND

INTERNET TELEVISION DISTRIBUTION INC.

October 27, 2006

TABLE OF CONTENTS

ARTICLE I	THE MERGERS	2
1.1	The Mergers	2
1.2	The Closing	2
1.3	Actions at the Closing	2
1.4	Additional Actions	3
1.5	Conversion of Securities	4
1.6	Dissenting Shares	6
1.7	Fractional Shares	7
1.8	Options and Warrants	7
1.9	Escrow	9
1.10	Articles of Incorporation and Bylaws	9
1.11	No Further Rights	9
1.12	Closing of Transfer Books	9
1.13	Post-Closing Adjustment	9
1.14	Exemption From Registration; California Permit	11

ARTICLE IIA	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
2.1A	Organization, Qualification and Corporate Power	11
2.2A	Capitalization	12
2.3A	Authorization of Transaction	12
2.4A	Noncontravention	13
2.5A	Subsidiaries	14
2.6A	Financial Statements	15
2.7A	Absence of Certain Changes	15
2.8A	Undisclosed Liabilities	15
2.9A	Tax Matters	15
2.10A	Assets	17
2.11A	Owned Real Property	17
2.12A	Real Property Leases	17
2.13A	Contracts	18
2.14A	Accounts Receivable	20
2.15A	Powers of Attorney	20

2.16A	Insurance	20
2.17A	Litigation	21
2.18A	Employees	21
2.19A	Employee Benefits	22
2.20A	Environmental Matters	24
2.21A	Legal Compliance	25
2.22A	Customers and Suppliers	25
2.23A	Permits	25
2.24A	Certain Business Relationships With Affiliates	26
2.25A	Brokers’ Fees	26
2.26A	Books and Records	26
2.27A	Intellectual Property	26
2.28A	Disclosure	27
2.29A	Duty to Make Inquiry	27
2.30A	Board Actions	27
2.31A	Permit Application	27

ARTICLE IIB	REPRESENTATIONS AND WARRANTIES OF ITD	28
2.1B	Organization, Qualification and Corporate Power	28
2.2B	Capitalization	28
2.3B	Authorization of Transaction	29
2.4B	Noncontravention	29
2.5B	Subsidiaries	30
2.6B	Financial Statements	31
2.7B	Absence of Certain Changes	31
2.8B	Undisclosed Liabilities	31
2.9B	Tax Matters	31
2.10B	Assets	32
2.11B	Owned Real Property	33
2.12B	Real Property Leases	33
2.13B	Contracts	33
2.14B	Accounts Receivable	35
2.15B	Powers of Attorney	35

2.16B	Insurance	35
2.17B	Litigation	35
2.18B	Employees	35
2.19B	Employee Benefits	36
2.20B	Environmental Matters	38
2.21B	Legal Compliance	38
2.22B	Customers and Suppliers	38
2.23B	Permits	38
2.24B	Certain Business Relationships With Affiliates	39
2.25B	Brokers’ Fees	39
2.26B	Books and Records	39
2.27B	Intellectual Property	39
2.28B	Disclosure	39
2.29B	Duty to Make Inquiry	39
2.30B	Board Actions	39

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARIES	40
3.1	Organization, Qualification and Corporate Power	40
3.2	Capitalization	40
3.3	Authorization of Transaction	41
3.4	Noncontravention	41
3.5	Subsidiaries	42
3.6	Exchange Act Reports	43
3.7	Compliance with Laws	43
3.8	Financial Statements	44
3.9	Absence of Certain Changes	44
3.10	Litigation	44
3.11	Undisclosed Liabilities	44
3.12	Tax Matters	44
3.13	Assets	46
3.14	Owned Real Property	46
3.15	Real Property Leases	46

3.16	Contracts	47
3.17	Accounts Receivable	48
3.18	Powers of Attorney	48
3.19	Insurance	48
3.20	Warranties	49
3.21	Employees	49
3.22	Employee Benefits	49
3.23	Environmental Matters	51
3.24	Permits	52
3.25	Certain Business Relationships With Affiliates	52
3.26	Tax-Free Reorganization	52
3.27	Split-Off	54
3.28	Brokers’ Fees	54
3.29	Disclosure	54
3.30	Interested Party Transactions	54
3.31	Duty to Make Inquiry	55
3.32	Accountants	55
3.33	Minute Books	55
3.34	Board Action	55

ARTICLE IV	COVENANTS	55
4.1	Closing Efforts	55
4.2	Governmental and Thirty Party Notices and Consents	56
4.3	Current Report	56
4.4	Operation of Business	56
4.5	Access to Information	59
4.6	Operation of Business	60
4.7	Access to Information	62
4.8	Expenses	62
4.9	Indemnification	62
4.10	Listing of Merger Shares	63
4.11	Stock Split	63
4.12	Name Change	63

4.13	Split-Off	63
4.14	Stock Option Plan	63
4.15	Permit Application	63
4.16	No Registration	64

ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGERS	64
5.1	Conditions to Each Party’s Obligations	64
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiaries	65
5.3	Conditions to Obligations of the Company	67
5.4	Conditions to Obligations of ITD	69

ARTICLE VI	INDEMNIFICATION	70
6.1	Indemnification by the Company Stockholders	70
6.2	Indemnification by the Parent	71
6.3	Indemnification Claims by the Parent	72
6.4	Survival of Representations and Warranties	75
6.5	Limitations on Parent’s Claims for Indemnification	75

ARTICLE VII	DEFINITIONS	76

ARTICLE VIII	TERMINATION	79
8.1	Termination by Mutual Agreement	79
8.2	Termination for Failure to Close	79
8.3	Termination by Operation of Law	79
8.4	Termination for Failure to Perform Covenants or Conditions	80
8.5	Effect of Termination or Default; Remedies	80
8.6	Remedies; Specific Performance	80

ARTICLE IX	MISCELLANEOUS	81
9.1	Press Releases and Announcements	81
9.2	No Third Party Beneficiaries	81
9.3	Entire Agreement	81
9.4	Succession and Assignment	81
9.5	Counterparts and Facsimile Signature	81
9.6	Headings	81
9.7	Notices	81
9.8	Governing Law	83
9.9	Amendments and Waivers	83

9.10	Severability	83
9.11	Submission to Jurisdiction	83
9.12	Construction	84

EXHIBITS
Exhibit A	Form Split-Off Agreement
Exhibit B	Form Escrow Agreement
Exhibit C	Opinion of Counsel to the Company
Exhibit D	Opinion of Counsel to the Parent and the Acquisition Subsidiaries
Exhibit E	Opinion of Counsel to ITD

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2006, is entered into by and among GoFish Corporation (f/k/a Unibio Inc.), a Nevada corporation (the “Parent”), GF Acquisition Corp., a California corporation (the “GF Acquisition Subsidiary”), GoFish Technologies, Inc., a California corporation (the “Company”), ITD Acquisition Corp., a Delaware corporation (“ITD Acquisition Subsidiary,” together with GF Acquisition Subsidiary referred to as the “Acquisition Subsidiaries”) and Internet Television Distribution Inc., a Delaware corporation (“ITD”). The Parent, the Acquisition Subsidiaries, the Company and ITD are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates (i) a merger of the GF Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “GF Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company; and (ii) a merger of the ITD Acquisition Subsidiary with and into ITD with ITD remaining as the surviving entity after the merger (the “ITD Merger,” together with the GF Merger, referred to as the “Mergers”), whereby the stockholders of ITD will receive common stock of the Parent in exchange for their capital stock of ITD.

WHEREAS, simultaneously with the closing of the Mergers, the Parent shall complete a private placement of up to 6,666,667 units of securities of the Parent, with the right, in its discretion, to sell an additional 1,333,334 units (the “Private Placement Offering”), at the purchase price of $1.50 per unit (the “PPO Price”), each unit consisting of one share of the Parent’s common stock and a five year warrant to purchase one half of a share of Parent common stock for an exercise price of $1.75 per whole share;

WHEREAS, contemporaneously with the closing of the Mergers, the Parent intends to split-off its wholly owned subsidiary, GF Leaseco, Inc., a Nevada corporation (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among Parent, Dianxiang Wu, Jianhua Xue (Messrs. Wu and Xue are collectively referred to as “Buyer”), the Company and Leaseco, substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”); and

WHEREAS, the Parent, the Acquisition Subsidiaries, and the Company desire that each of the Mergers qualifies as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of equity securities of the Company or ITD to tax liability under the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
THE MERGERS

1.1  The Mergers. Upon and subject to the terms and conditions of this Agreement, the GF Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the GF Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the GF Merger (the “GF Surviving Corporation”).

Upon and subject to the terms and conditions of this Agreement, the ITD Acquisition Subsidiary shall merge with and into ITD at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the ITD Acquisition Subsidiary shall cease and ITD shall continue as the surviving corporation in the ITD Merger (the “ITD Surviving Corporation,” together with the GF Surviving Corporation referred to as the “Surviving Corporations”).

The “Effective Time” shall be the later to occur of the time at which (i) the Agreement of Merger and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the California Corporations Code (the “Agreement of Merger”) are filed with the Secretary of State of the State of California in connection with the GF Merger; and (ii) the certificate of merger (the “Certificate of Merger”) and other appropriate or required documents prepared and executed in accordance with the Delaware General Corporation Law (the “GCL”) are filed with the Secretary of State of the State of Delaware in connection with the ITD Merger. The GF Merger shall have the effects set forth in Section 1107 of the California General Corporation Law (the “California Corporations Code”) The ITD Merger shall have the effects set forth in Section 259 of the GCL.

1.2  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP in New York, New York commencing at 10:00 a.m. local time on October 27, 2006, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.3  Actions at the Closing. At the Closing:

(a)  the Company and ITD shall deliver to the Parent and the Acquisition Subsidiaries, the various certificates, instruments and documents referred to in Section 5.2;

(b)  the Parent, the Acquisition Subsidiaries and ITD shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)  the Parent, the Acquisition Subsidiaries and the Company shall deliver to ITD the various certificates, instruments and documents referred to in Section 5.4;

(d)  the GF Surviving Corporation shall file the Agreement of Merger with the Secretary of State of the State of California;

(e)  the ITD Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(f)  each of the stockholders of record of the Company immediately prior to the Effective Time (collectively, the “Company Stockholders”) shall deliver to the Parent the certificate(s) representing his, her or its Company Shares (as defined below);

(g)  each of the stockholders of record of ITD immediately prior to the Effective Time (collectively, the “ITD Stockholders”) shall deliver to the Parent the certificate(s) representing his, her or its ITD Shares (as defined below);

(h)  the Parent shall deliver certificates for the Initial Shares (as defined below) to each Company Stockholder and ITD Stockholder in accordance with Section 1.5;

(i)  the Parent shall deliver to the Company (i) evidence that the Parent’s board of directors is authorized to consist of five individuals, (ii) the resignations of all individuals who served as directors and officers of the Parent prior to the Closing Date, which resignations shall be effective as of the Closing Date, (iii) evidence of the appointment of five directors to serve immediately upon the Closing Date, one of whom shall have been designated by the Company, three of whom shall have been designated by ITD and one of whom shall have been designated by the Parent, and (v) evidence of the appointment of such executive officers of the Parent to serve immediately upon the Closing Date as shall have been designated by the Company; and

(j)  the Parent, Michael Downing, and Riaz Valani (Messrs. Downing, and Valani collectively referred to as the “Indemnification Representatives”) and Gottbetter & Partners, LLP (the “Escrow Agent”) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”) and the Parent shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9.

1.4  Additional Actions. If at any time after the Effective Time either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the respective Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or any Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, such Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or any Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or any Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or any Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5  Conversion of Securities.

(a)  Conversion of Company Securities. Prior to the Effective Time, each issued and outstanding share of the Series A Preferred Stock of the Company (the “Series A Preferred Stock”) shall convert, on a one-for-one basis, into shares of common stock of the Company (“Company Shares”), as provided in the Company’s articles of incorporation, as amended to date. At the Effective Time, by virtue of the GF Merger and without any action on the part of any Party or the holder of any of the following securities:

(i)  Each Company Share issued and outstanding (other than Company Shares owned beneficially by the Parent or the GF Acquisition Subsidiary and Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) such number of shares of common stock, $0.001 par value per share, of the Parent (“Parent Common Stock”) as is equal to the GF Common Conversion Ratio (as defined below). An aggregate of 4,500,000 shares of Parent Common Stock shall be issuable to the stockholders of the Company and the holders of warrants (“Warrants”) and options (“Options”) to acquire Company Shares, of which 3,615,302 shares shall be issued to Company Stockholders upon conversion of their Company Shares, as described above, and an aggregate of 884,698 shares shall be reserved for issuance upon the exercise of the Parent Options and New Warrants (defined below). Notwithstanding the foregoing, the number of shares of Parent Common Stock issuable to the Company Stockholders upon conversion of their Company Shares, and the number of shares reserved for issuance upon the exercise of Parent Options and New Warrants may be adjusted in accordance with Section 1.8(e).

(ii)  The “GF Common Conversion Ratio” shall be obtained by dividing (i) 4,500,000 shares of Parent Common Stock by (ii) the total number of outstanding Company Shares immediately prior to the Effective Time on a fully diluted basis after giving effect to the exercise of all outstanding Options, Warrants and other rights to acquire Company Shares. Stockholders of record of the Company as of the Closing Date (the “GF Indemnifying Stockholders”) shall be entitled to receive immediately 95% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.5(a) (the “GF Initial Shares”); the remaining 5% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.5(a), rounded to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) (the “GF Escrow Shares”), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The GF Initial Shares and the GF Escrow Shares shall together be referred to herein as the “GF Merger Shares.”

(b)  Conversion of ITD Securities. At the Effective Time, by virtue of the ITD Merger and without any action on the part of any Party or the holder of any of the following securities:

(i)  Each share of common stock, no par value per share, of ITD (“ITD Shares”) issued and outstanding immediately prior to the Effective Time (other than ITD Shares owned beneficially by the Parent or the ITD Acquisition Subsidiary and Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of Parent Common Stock as is equal to the ITD Common Conversion Ratio (as defined below), subject to ITD Share Adjustment described below. An aggregate of 3,500,000 shares of Parent Common Stock (“ITD Maximum”) shall be issued to the stockholders of ITD in connection with the ITD Merger, subject to the ITD Share Adjustment.

(ii)  The “ITD Common Conversion Ratio” shall be obtained by dividing (i) the ITD Maximum, subject to the ITD Share Adjustment, by (ii) the total number of outstanding ITD Shares immediately prior to the Effective Time on a fully diluted basis after giving effect to the exercise of all outstanding options, warrants and other rights to acquire ITD Shares. Stockholders of record of ITD as of the Closing Date (the “ITD Indemnifying Stockholders,” together with the GF Indemnifying Stockholders being referred to as the “Indemnifying Stockholders”) shall be entitled to receive immediately 95% of the shares of Parent Common Stock into which their ITD Shares were converted pursuant to this Section 1.5(b) (the “ITD Initial Shares,” together with the GF Initial Shares referred to as the “Initial Shares”); the remaining 5% of the shares of Parent Common Stock into which their ITD Shares were converted pursuant to this Section 1.5(b), rounded to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) (the “ITD Escrow Shares,” together with the GF Escrow Shares referred to as the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The ITD Initial Shares and the ITD Escrow Shares shall together be referred to herein as the “ITD Merger Shares.” The GF Merger Shares and the ITD Merger Shares are collectively referred to as the “Merger Shares.”

(iii)  Notwithstanding the foregoing, in the event the maximum number of units (6,666,667 units) is not sold in the Private Placement Offering and the Company elects to repay existing indebtedness, the ITD Maximum shall be reduced by the number of shares equal to the quotient obtained by dividing (x) the difference between the amount of existing debt repaid minus the amount of subscriptions in the Private Placement Offering identified in writing by ITD, or its Affiliates, to the Parent as such prior to the Effective Time, by (y) the PPO Price. Further, in the event that the maximum number of units (6,666,667 units) is sold in the Private Placement Offering, and the Company elects to repay existing indebtedness in excess of $1,000,000, the ITD Maximum shall be reduced by the number of shares equal to the quotient obtained by dividing (x) the difference between the amount of existing indebtedness repaid in excess of $1,000,000 minus the amount of subscriptions in the Private Placement Offering identified in writing by ITD, or its Affiliates, to the Parent as such prior to the Effective Time by (y) the PPO Price (the adjustments described in this paragraph referred to as the “ITD Share Adjustment”).

(c)  Each issued and outstanding share of common stock, par value $0.001 per share, of the GF Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the GF Surviving Corporation.

(d)  Each issued and outstanding share of common stock, par value $0.001 per share, of the ITD Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the ITD Surviving Corporation.

1.6  Dissenting Shares.

(a)  For purposes of this Agreement, “Dissenting Shares” means (i) Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the GF Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Corporations Code and not effectively withdrawn or forfeited prior to the Effective Time; and (i) ITD Shares held as of the Effective Time by an ITD Stockholder who has not voted such ITD Shares in favor of the adoption of this Agreement and the ITD Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the GCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless (i) such Company Stockholder’s right to appraisal shall have ceased in accordance with Section 1309 of the California Corporations Code, or (ii) such ITD Stockholder’s right of appraisal shall have been duly demanded and perfected in accordance with Section 262 of the GCL, and not effectively withdrawn or forfeited prior to the Effective Time. If such Company Stockholder or ITD Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the GF Merger Shares or ITD Merger Shares issuable in respect of such Company Shares or ITD Shares, respectively, pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder or ITD Stockholder a certificate representing 95% of such Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 5% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

(b)  The Company and ITD shall give the Parent prompt notice of any written demands for appraisal of any Company Shares or ITD Shares, respectively, withdrawals of such demands, and any other instruments that relate to such demands received by the Company or ITD. The Company and ITD shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or ITD Shares or offer to settle or settle any such demands.

1.7  Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to Company Stockholders or ITD Stockholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares or ITD Shares converted into Merger Shares pursuant to Section 1.5 (“Certificates”) and such Company Stockholders or ITD Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Initial Shares that would have otherwise been issued to such Company Stockholders or ITD Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder or ITD Stockholder that would have been entitled to receive a fractional Initial Share shall, on proper surrender of such person’s Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Company Stockholder or ITD Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Company Stockholder or ITD Stockholder shall receive at least one Initial Share.

1.8  Options and Warrants.

(a)  As of the Effective Time, all Options to purchase Company Shares issued by the Company, whether vested or unvested, (the “Old Options”) shall automatically become options to purchase shares of Parent Common Stock (“Parent Options”) without further action by the holder thereof. The Parent Option shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of Company Shares subject to the unexercised portion of the Old Option multiplied by the GF Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each Parent Option shall be equal to the exercise price of the Old Option divided by the GF Common Conversion Ratio (with any fraction resulting from such division to be rounded up to the nearest whole number) and the terms of such Parent Options shall otherwise remain the same. The Parent Options shall be granted under the 2004 Plan (as defined herein), which shall be adopted and assumed in writing by the Parent in connection with the GF Merger, and the 2004 Plan’s terms, exercisability, vesting schedule, and status as an “incentive stock option” under Section 422 of the Code, if applicable. It is the intention of the Parties that any Old Options intended to be “incentive stock options” under Section 422 of the Code shall remain incentive stock options as Parent Options.

(b)  As soon as practicable after the Effective Time, the Parent or the GF Surviving Corporation shall take appropriate actions to collect the Options and the agreements evidencing the Options, which shall be deemed to be canceled and shall entitle the holder to exchange the Options for Parent Options in the Parent.

(c)  804,188 shares of Parent Common Stock shall be reserved for issuance under the 2004 Plan and shall be issued upon the exercise of the Parent Options in accordance with this Section 1.8. No additional Options shall at any time hereafter be granted under the 2004 Plan.

(d)  Prior to the Effective Time, the Company will solicit the approval of the holders of the Warrants granted pursuant to those certain Warrant Purchase Agreements dated as of October 21, 2004 and those certain Consulting Agreements dated as of May 1, 2003 (collectively referred to as the “Old Warrants”) to amend their Warrant rights on the following terms: upon the Closing of the GF Merger, a new Warrant (the “New Warrants”) to purchase shares of Parent Common Stock will be granted to each holder of the Old Warrants that has consented in writing to such amendment representing the number of Company Shares subject to the unexercised portion of the Old Warrant multiplied by the GF Common Conversion Ratio, and otherwise on substantially the same terms as the Old Warrants; provided, that the exercise price of the New Warrants shall be equal to the exercise price of the Old Warrants, divided by the GF Common Conversion Ratio. 80,510 shares of Parent Common Stock shall be reserved for issuance upon the exercise of the New Warrants. As of the Effective Time, any and all outstanding Warrants to purchase capital stock of the Company, whether vested or unvested, shall be canceled.

(e)  In the event that any issued and outstanding Old Options or Old Warrants are exercised prior to the Effective Time, the number of outstanding Company Shares shall be increased by the number of Company Shares issued upon exercise of Old Options or Old Warrants, and the number of outstanding Old Options and Old Warrants shall be reduced by the same number, as applicable. Further, the GF Common Conversion Ratio shall be adjusted accordingly, resulting in a decrease in the aggregate number of shares of Parent Common Stock reserved for issuance upon exercise of the Parent Options and New Warrants, and a proportionate increase in the number of shares of Parent Common Stock issuable to Company Stockholders at the Effective Time. Accordingly, regardless of the exercise of any Old Option or Old Warrant, the total number of shares of Parent Common Stock issuable to Company Stockholders, and, upon exercise, to the holders of Parent Options and New Warrants, in connection with the Merger (in accordance with Section 1.5 and this Section 1.8) shall remain 4,500,000 shares of Parent Common Stock.

(f)  There are no outstanding options, warrants or other rights to acquire ITD Shares.

1.9  Escrow. On the Closing Date, the Parent shall deliver to the Escrow Agent a certificate representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement, in substantially the form set forth in Exhibit B attached hereto. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.10  Articles of Incorporation and Bylaws.

(a)  The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the GF Surviving Corporation until duly amended or repealed. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the GF Surviving Corporation until duly amended or repealed.

(b)  The certificate of incorporation of ITD in effect immediately prior to the Effective Time shall be the certificate of incorporation of the ITD Surviving Corporation until duly amended or repealed. The bylaws of ITD in effect immediately prior to the Effective Time shall be the bylaws of the ITD Surviving Corporation until duly amended or repealed.

1.11  No Further Rights. From and after the Effective Time, no Company Shares nor ITD Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.12  Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company and ITD shall be closed and no transfer of Company Shares nor ITD Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent or either of the Surviving Corporations, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

1.13  Post-Closing Adjustment.

(a)  In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, the Company (or its controlling stockholders immediately prior to the GF Merger) incurs any Loss with respect to, in connection with, or arising from any Parent Liabilities, then promptly following the filing by the Parent with the Securities and Exchange Commission (the “SEC”) of a quarterly report relating to the most recent completed quarter for which such determination has been made, the Parent shall issue to the Company Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the PPO Price. The limit on the aggregate number of shares of Parent Common Stock issuable under this Section 1.13(a) shall be 1,125,000 shares.

(b)  In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, ITD (or its controlling stockholders immediately prior to the ITD Merger) incurs any Loss with respect to, in connection with, or arising from any Parent Liabilities, then promptly following the filing by the Parent with the SEC of a quarterly report relating to the most recent completed quarter for which such determination has been made, the Parent shall issue to the ITD Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the PPO Price. The limit on the aggregate number of shares of Parent Common Stock issuable under this Section 1.13(b) shall be 875,000 shares.

(c)  As used in this Section 1.13: (a) “Loss” shall mean any and all costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the Party suffering the Loss with respect thereto; (b) “Claims” shall include, but are not limited to, any claim, notice, suit, action, investigation, other proceedings (whether actual or threatened); and (c) “Parent Liabilities” shall mean all Claims against and liabilities, obligations or indebtedness of any nature whatsoever of Leaseco, whenever accruing, and of the Parent, accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by the Parent or either of the Acquisition Subsidiaries of any of their respective representations or warranties set forth in Article III herein, (ii) any litigation threatened, pending or for which a basis exists, that has resulted or may result in the entry of judgment in damages or otherwise against the Parent or any Parent Subsidiary (as defined in this Agreement); (iii) any and all outstanding debts owed by the Parent or any Parent Subsidiary; (iv) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (v) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Parent or any Parent Subsidiary, (vi) any and all Taxes for which Parent or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to Parent’s ownership or operation of the Leaseco assets, (vii) any and all Taxes for which Parent or its assets may be liable or subject (including, without limitation, the interests and assets of the Surviving Corporations and any Parent Subsidiary) as a consequence of Parent’s acquisition, formation, capitalization, ownership, and Split-Off of Leaseco, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (vii) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.13, as such Parent Liabilities are determined by the Parent’s independent auditors, on a quarterly basis.

1.14  Exemption From Registration; California Permit. The Parent, the Company and ITD intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 or upon exercise of Parent Options and New Warrants granted pursuant to Section 1.8, in each case in connection with the Mergers will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder. Subject to the provisions of Section 4.15, the shares of Parent Common Stock to be issued pursuant to Section 1.5 in connection with the GF Merger will be qualified by permit under the California Corporations Code, pursuant to Section 25121 thereof. The Parent shall use Reasonable Best Efforts, with the cooperation of the Company, (i) to file, as promptly as practicable following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Corporations Code to issue such securities (the "California Permit") and (ii) to obtain the California Permit as promptly as practicable.

ARTICLE IIA
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article IIA are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”). The Disclosure Schedule prepared by the Company shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IIA, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article IIA. For purposes of this Article IIA, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1A Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its articles of incorporation and bylaws. The Company is not in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company.

2.2A Capitalization. The authorized capital stock of the Company consists of 24,905,000 shares of which 21,000,000 shares are designated as common stock (Company Shares) and 3,905,000 shares are designated as Series A Preferred Stock. As of the date of this Agreement, 10,477,551 shares were issued and outstanding of which 3,905,000 were shares of Series A Preferred Stock which will convert, on a one for one basis, into Company Shares prior to the Effective Time, and no Company Shares were held in the treasury of the Company. Section 2.2A of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company Shares held by each stockholder, (ii) all outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number of Company Shares subject to each Option and Warrant, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in Section 2.2A of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2A of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. Except as set forth in Section 2.2A of the Disclosure Schedule, to the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

2.3A Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the GF Merger by no less than a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the GF Merger, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the GF Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the California Corporations Code, and (iii) directed that this Agreement and the GF Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the GF Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4A Noncontravention. Except as set forth in Section 2.4A of the Disclosure Schedule and subject to the filing of the Agreement of Merger as required by the California Corporations Code, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, as amended to date, bylaws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for the State of California and such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4A of the Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5A Subsidiaries.

(a)  Section 2.5A of the Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Company Subsidiary; and (v) the jurisdictions in which each Company Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

(b)  Each Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary.

(c)  Except as set forth in Section 2.5A(c) of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

2.6A Financial Statements. The Company has provided or made available to the Parent (i) the audited balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2005 (the “Company Balance Sheet Date”), and the related statements of operations and cash flows for the period from inception through December 31, 2005 (the “Year-End Financial Statements”); and (ii) the unaudited balance sheet of the Company (the “Company Interim Balance Sheet”) at September 30, 2006 (the “Company Interim Balance Sheet Date”) and the related statement of operations and cash flows for the nine months then ended (collectively, the “Company Interim Financial Statements,” and together with the Year-End Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of the Company and the Subsidiaries.

2.7A Absence of Certain Changes. Since the Company Interim Balance Sheet Date, and except as set forth in Section 2.7A of the Disclosure Schedule, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (i) through (xiii) of Section 4.4(a).

2.8A Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Interim Balance Sheet referred to in Section 2.6A, (b) liabilities which have arisen since the Company Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. The indebtedness of the Company owed in the principal amount of $800,000 is valid and subsisting, and accurately reflects funds advanced to the Company by ITD or its affiliates.

2.9A  Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)  “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Company Interim Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Interim Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) The Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since the Organization Date. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9A(c) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor any Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g) No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10A Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as set forth in Section 2.10A of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10A of the Disclosure Schedule, no asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11A Owned Real Property. Neither the Company nor any Subsidiary owns any real property, except as otherwise listed in Section 2.11A of the Disclosure Schedule.

2.12A Real Property Leases. Section 2.12A of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.12A of the Disclosure Schedule. Except as set forth in Section 2.12A of the Disclosure Schedule, with respect to each lease and sublease listed in Section 2.12A of the Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

(d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

2.13A Contracts.

(a) Section 2.13A of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement which, to the knowledge of the Company, establishes a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any officer, director or stockholder of the Company or any affiliate, as defined in Rule 12b-2 under the Exchange Act (an “Affiliate”);

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13A of the Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13A of the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

2.14A Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Company Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Interim Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Interim Balance Sheet.

2.15A Powers of Attorney. Except as set forth in Section 2.15A of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.16A Insurance. Section 2.16A of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17A Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages in excess of $25,000 or equitable relief or (b) if determined adversely to the Company or such Subsidiary, could have, individually or in the aggregate, a Company Material Adverse Effect.

2.18A Employees.

(a) Section 2.18A of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Section 2.18A of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Parent. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. To the knowledge of the Company there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.19A Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b)  Section 2.19A(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies, or summaries, of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)  To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d)  All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)  Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)  At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)  There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h)  No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(i)  No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)  Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(k)  Section 2.19A(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Company Interim Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with generally accepted accounting principles.

2.20A Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above and in Section 2.20B, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) Set forth in Section 2.20A(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c) To the knowledge of the Company there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.21A Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22A Customers and Suppliers. Section 2.22A of the Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Company Interim Balance Sheet Date and the amount of revenues accounted for by such customer during such period. No such customer has notified the Company in writing within the past year that it will stop buying services from the Company or any Subsidiary.

2.23A Permits. Section 2.23A of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.24A Certain Business Relationships With Affiliates. Except as listed in Section 2.24A of the Disclosure Schedule, no Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.24A of the Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company or a Subsidiary and any Affiliate thereof which have occurred or existed since the Organization Date, other than employment agreements.

2.25A Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.25A of the Disclosure Schedule.

2.26A Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.27A Intellectual Property.

Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company or the Subsidiaries to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of the Company or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Company or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of Company Intellectual Property will be owned or available for use by the GF Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company or a Subsidiary except pursuant to agreements or licenses entered into by the Company and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.28A Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company’s Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Parent all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

2.29A Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article IIA are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

2.30A Board Actions. The Company’s board of directors (a) has unanimously determined that the GF Merger is fair and in the best interests of the Company Stockholders and is on terms that are fair to the Company Stockholders and has recommended the GF Merger to the Company Stockholders, and (b) shall submit the GF Merger and this Agreement to the vote and approval of the Company Stockholders or the approval of the Company Stockholders by written consent.

2.31A Permit Application; Information Provided to Company Stockholders. The information supplied in writing to Parent by the Company for inclusion in the application for issuance of a California Permit pursuant to which the shares of Parent Common Stock are to be issued in the GF Merger under the California Corporations Code (the "Permit Application") shall not, at the time the qualification of such securities is effective under Section 25122 of the California Corporations Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company to be sent to the holders of Company Shares and holders of Series A Preferred Stock in connection with receiving their approval of the GF Merger and related transactions shall not, on the date such information is first mailed to such holders, at the time of such holders’ consent and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the holders’ approval which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by the Parent or any of the Acquisition Subsidiaries that is contained in the information sent to the Company’s stockholders.

ARTICLE IIB
REPRESENTATIONS AND WARRANTIES OF ITD

ITD represents and warrants to the Parent that the statements contained in this Article IIB are true and correct, except as set forth in the Disclosure Schedule provided by ITD to the Parent on the date hereof and accepted in writing by the Parent. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IIB, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article IIB. For purposes of this Article IIB, the phrase “to the knowledge of ITD” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of ITD, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1B  Organization, Qualification and Corporate Power. ITD is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. ITD is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an ITD Material Adverse Effect (as defined below). ITD has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ITD has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws. ITD is not in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “ITD Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of ITD.

2.2B Capitalization. The authorized capital stock of ITD consists of 1,000 ITD Shares and as of the date of this Agreement 100 ITD shares were issued and outstanding, and no ITD Shares were held in the treasury of the ITD. Section 2.2B of the Disclosure Schedule sets forth a complete and accurate list of all stockholders of ITD, indicating the number and class of ITD Shares held by each stockholder and all stock option plans and other stock or equity-related plans of ITD. All of the issued and outstanding ITD Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which ITD is a party or which are binding upon ITD providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to ITD. There are no agreements to which ITD is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of ITD. To the knowledge of ITD, there are no agreements among other parties, to which ITD is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of ITD. All of the issued and outstanding ITD Shares were issued in compliance with applicable federal and state securities laws.

2.3B Authorization of Transaction. ITD has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by ITD of this Agreement and, subject to the adoption of this Agreement and the approval of the GF Merger by no less than a majority of the votes represented by the outstanding ITD Shares entitled to vote on this Agreement and the ITD Merger, the consummation by ITD of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ITD. Without limiting the generality of the foregoing, the board of directors of ITD (i) determined that the ITD Merger is fair and in the best interests of ITD and the ITD Stockholders, (ii) adopted this Agreement in accordance with the provisions of the GCL, and (iii) directed that this Agreement and the ITD Merger be submitted to ITD Stockholders for their adoption and approval and resolved to recommend that ITD Stockholders vote in favor of the adoption of this Agreement and the approval of the ITD Merger. This Agreement has been duly and validly executed and delivered by ITD and constitutes a valid and binding obligation of ITD, enforceable against ITD in accordance with its terms.

2.4B Noncontravention. Subject to the filing of the Certificate of Merger as required by the GCL, neither the execution and delivery by ITD of this Agreement, nor the consummation by ITD of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of ITD, as amended to date, bylaws or other organizational document of any Subsidiary (as defined below); (b) require on the part of ITD or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other Governmental Entity, except for such permits, authorizations, consents and approvals for which ITD is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which ITD or any Subsidiary is a party or by which ITD or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4B of the Disclosure Schedule, for which ITD is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to 4.2(c), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have an ITD Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have an ITD Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (d) result in the imposition of any Security Interest (as defined below) upon any assets of ITD or any Subsidiary; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ITD, any Subsidiary or any of their properties or assets.

2.5B Subsidiaries.

(a)  Section 2.5B of the Disclosure Schedule sets forth: (i) the name of each ITD Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each ITD Subsidiary; and (v) the jurisdictions in which each ITD Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)  Each Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an ITD Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ITD has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of each Subsidiary that are held of record or owned beneficially by either ITD or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which ITD or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. To the knowledge of ITD, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary.

(c)  Except as set forth in Section 2.5B(c) of the Disclosure Schedule, ITD does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

2.6B Financial Statements. ITD was incorporated on September 27, 2006 (the “Organization Date”) and has not prepared any financial statements to date.

2.7B Absence of Certain Changes. Since ITD’s Organization Date, and except as set forth in Section 2.7B of the Disclosure Schedule, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, an ITD Material Adverse Effect, and (b) neither ITD nor any Subsidiary has taken any of the actions set forth in paragraphs (i) through (xiii) of Section 4.4(b).

2.8B Undisclosed Liabilities. None of ITD and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a)  which have arisen since ITD’s Organization Date in the Ordinary Course of Business and (b) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9B Tax Matters.

(d)  Intentionally omitted.

(e)  Each of ITD and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither ITD nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only ITD and the Subsidiaries are or were members. Each of ITD and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. Neither ITD nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included ITD or any Subsidiary during a prior period) other than ITD and the Subsidiaries. All Taxes that ITD or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(f)  ITD has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by ITD or any Subsidiary since the Organization Date. The federal income Tax Returns of ITD and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9B(c) of the Disclosure Schedule. No examination or audit of any Tax Return of ITD or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of ITD, threatened or contemplated. Neither ITD nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that ITD or Subsidiary was required to file any Tax Return that was not filed. Neither ITD nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(g)  Neither ITD nor any Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of ITD or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than ITD and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(h)  None of the assets of ITD or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(i)  Neither ITD nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(j)  No state or federal “net operating loss” of ITD determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10B Assets. Each of ITD and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as set forth in Section 2.10B of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of ITD or any Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11B Owned Real Property. Neither ITD nor any Subsidiary owns any real property, except as otherwise listed in Section 2.11B of the Disclosure Schedule.

2.12B Real Property Leases. Section 2.12B of the Disclosure Schedule lists all real property leased or subleased to or by ITD or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. ITD has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.12B of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12B of the Disclosure Schedule:

(k)  the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(l)  the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(m)  neither ITD nor any Subsidiary nor, to the knowledge of ITD, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of ITD, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by ITD or any Subsidiary or, to the knowledge of ITD, any other party under such lease or sublease;

(n)  neither ITD nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(o)  to the knowledge of ITD, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by ITD or a Subsidiary of the property subject thereto.

2.13B Contracts.

(p)  Section 2.13B of the Disclosure Schedule lists the following agreements (written or oral) to which ITD or any Subsidiary is a party as of the date of this Agreement:

(i)  any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which ITD or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)  any agreement which, to the knowledge of ITD, establishes a partnership or joint venture;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement concerning confidentiality or noncompetition;

(vi)  any employment or consulting agreement;

(vii)  any agreement involving any officer, director or stockholder of ITD or any Affiliate, as defined in Rule 12b-2 under the Exchange Act;

(viii)  any agreement under which the consequences of a default or termination would reasonably be expected to have an ITD Material Adverse Effect;

(ix)  any agreement which contains any provisions requiring ITD or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x)  any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(q)  ITD has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13B of the Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13B of the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither ITD nor any Subsidiary nor, to the knowledge of ITD, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of ITD, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by ITD or any Subsidiary or, to the knowledge of ITD, any other party under such contract.

2.14B Accounts Receivable. ITD has no accounts receivable.

2.15B Powers of Attorney. Except as set forth in Section 2.15B of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of ITD or any Subsidiary.

2.16B Insurance. Section 2.16B of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which ITD or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of ITD and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither ITD nor any Subsidiary may be liable for retroactive premiums or similar payments, and ITD and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. ITD has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17B Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or has been threatened in writing against ITD or any Subsidiary which (a) seeks either damages in excess of $25,000 or equitable relief or (b) if determined adversely to ITD or such Subsidiary, could have, individually or in the aggregate, an ITD Material Adverse Effect.

2.18B Employees.

(r)  Section 2.18B of the Disclosure Schedule contains a list of all employees of ITD and each Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Section 2.18B of the Disclosure Schedule contains a list of all employees of ITD or any Subsidiary who are a party to a non-competition agreement with ITD or any Subsidiary; copies of such agreements have previously been delivered to the Parent. To the knowledge of ITD, no key employee or group of employees has any plans to terminate employment with ITD or any Subsidiary.

(s)  Neither ITD nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of ITD, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of ITD or any Subsidiary. To the knowledge of ITD there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.19B Employee Benefits.

(t)  Intentionally omitted.

(u)  Section 2.19B(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by ITD, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of ITD, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. ITD, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(v)  To the knowledge of ITD, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(w)  All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(x)  Neither ITD, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(y)  At no time has ITD, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(z)  There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of ITD or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(aa)  No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by ITD, any Subsidiary or any ERISA Affiliate that would subject ITD, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(bb)  No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(cc)  Each Employee Benefit Plan is amendable and terminable unilaterally by ITD at any time without liability to ITD as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits ITD from amending or terminating any such Employee Benefit Plan.

(dd)  Section 2.19B(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of ITD or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ITD or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from ITD or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding ITD or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.20B Environmental Matters.

(ee)  Each of ITD and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have an ITD Material Adverse Effect. There is no pending or, to the knowledge of ITD, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving ITD or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have an ITD Material Adverse Effect.

(ff)  Set forth in Section 2.20B(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by ITD or a Subsidiary (whether conducted by or on behalf of ITD or a Subsidiary or a third party, and whether done at the initiative of ITD or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which ITD has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(gg)  To the knowledge of ITD there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by ITD or any Subsidiary.

2.21B Legal Compliance. Each of ITD and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have an ITD Material Adverse Effect.

2.22B Customers and Suppliers. Section 2.22B of the Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of ITD and the amount of revenues accounted for by such customer during such period. No such customer has notified ITD in writing within the past year that it will stop buying services from ITD or any Subsidiary.

2.23B Permits. Section 2.23B of the Disclosure Schedule sets forth a list of all Permits issued to or held by ITD or any Subsidiary. Such listed Permits are the only Permits that are required for ITD and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have an ITD Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of ITD, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.24B Certain Business Relationships With Affiliates. Except as listed in Section 2.24B of the Disclosure Schedule, no Affiliate of ITD or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of ITD or any Subsidiary, (b) has any claim or cause of action against ITD or any Subsidiary, or (c) owes any money to, or is owed any money by, ITD or any Subsidiary. Section 2.24B of the Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between ITD or a Subsidiary and any Affiliate thereof which have occurred or existed since the Organization Date, other than employment agreements.

2.25B Brokers’ Fees. Neither ITD nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.25B of the Disclosure Schedule.

2.26B Books and Records. The minute books and other similar records of ITD and each Subsidiary contain complete and accurate records of all actions taken at any meetings of ITD’s or such Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings. The books and records of ITD and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of ITD or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.27B Intellectual Property.

Intentionally omitted.

2.28B Disclosure. No representation or warranty by ITD contained in this Agreement, and no statement contained in ITD’s Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of ITD pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. ITD has disclosed to the Parent all material information relating to the business of ITD or any Subsidiary or the transactions contemplated by this Agreement.

2.29B Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article IIB are qualified by “knowledge” or “belief,” ITD represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

2.30B Board Actions. ITD’s board of directors (a) has unanimously determined that the ITD Merger is fair and in the best interests of the ITD Stockholders and is on terms that are fair to the ITD Stockholders and has recommended the ITD Merger to the ITD Stockholders, and (b) shall submit the ITD Merger and this Agreement to the vote and approval of the ITD Stockholders or the approval of the ITD Stockholders by written consent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARIES

Each of the Parent and the Acquisition Subsidiaries represents and warrants to the Company and ITD that the statements contained in this Article III are true and correct, except as set forth in the Parent Disclosure Schedule provided by the Parent and the Acquisition Subsidiaries to the Company and ITD on the date hereof and accepted in writing by the Parent (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify only the corresponding paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

3.1  Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, the GF Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and the ITD Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company and ITD complete and accurate copies of its certificate of incorporation and bylaws. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Parent and its subsidiaries, taken as a whole.

3.2  Capitalization. The authorized capital stock of the Parent consists of 300,000,000 shares of Parent Common Stock, of which 16,666,666 shares were issued and outstanding as of the date of this Agreement, after giving effect to a 8.3333334 for one forward stock split in the form of a stock dividend (the “Stock Split”) to shareholders of record on October 6, 2006, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are outstanding. The Parent Common Stock is presently eligible for quotation and trading on the NASD Over-the-Counter Bulletin Board (the “OTCBB”) in all 50 states of the United States. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. To the knowledge of the Parent, there are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The aggregate of 4,500,000 shares of Parent Common Stock to be issued at the closing of the GF Merger and 3,500,000 shares of Parent Common Stock to be issued at the closing of the ITD Merger, subject to the ITD Share Adjustment, and upon the exercise of the Parent Options and New Warrants, pursuant to Sections 1.5 and 1.8 hereof, when issued and delivered in accordance with the terms hereof and of the Agreement of Merger and the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights. Immediately prior to the Effective Time, after giving effect to (i) the Stock Split and (ii) the surrender of 9,166,666 shares of Parent Common Stock by two former officers of the Parent (the “Share Contribution”) in connection with the Split-Off, there will be 7,500,000 shares of Parent Common Stock issued and outstanding.

3.3  Authorization of Transaction. Each of the Parent and the Acquisition Subsidiaries has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and each of the Acquisition Subsidiaries of this Agreement and (in the case of the Parent) the Split-Off Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”) and the consummation by the Parent and each of the Acquisition Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and each of the Acquisition Subsidiaries, respectively. This Agreement has been duly and validly executed and delivered by the Parent and each of the Acquisition Subsidiaries and constitutes a valid and binding obligation of the Parent and the Acquisition Subsidiaries, enforceable against them in accordance with its terms.

3.4  Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the regulations of the OTCBB and the filing of the Agreement of Merger as required by the California Corporations Code and the Certificate of Merger as required by the GCL, neither the execution and delivery by the Parent or either of the Acquisition Subsidiaries of this Agreement or the Transaction Documentation , nor the consummation by the Parent or either of the Acquisition Subsidiaries of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Parent or either of the Acquisition Subsidiaries, (b) require on the part of the Parent or either of the Acquisition Subsidiaries any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or either of the Acquisition Subsidiaries is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or either of the Acquisition Subsidiaries or any of their properties or assets.

3.5  Subsidiaries.

(a)  Parent has no Subsidiaries other than the Acquisition Subsidiaries and Leaseco. Each of the Acquisition Subsidiaries and Leaseco is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Acquisition Subsidiaries were formed solely to effectuate the Merger, Leaseco was formed solely to effectuate the Split-Off, and none of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company and ITD complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiaries. The Acquisition Subsidiaries have no assets other than minimal paid-in capital, they have no liabilities or other obligations, and they are not in default under or in violation of any provision of their charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiaries are owned by Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or either of the Acquisition Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiaries.

(b)  At all times from February 2, 2005, which was the date of incorporation of the Parent, through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through Parent.

3.6  Exchange Act Reports. The Parent has furnished or made available to the Company and ITD complete and accurate copies, as amended or supplemented, of its (a)  Registration Statement on Form SB-2 containing audited financial statements for period February 2, 2005 (inception) through November 30, 2005, as filed with the SEC, (b) Quarterly Report on Form 10-QSB for the quarterly period ended August 31, 2006 and (c) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since February 16, 2006 (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from February 16, 2006 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7  Compliance with Laws. Each of the Parent and its Subsidiaries:

(a)  and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)  has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)  has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)  has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)  has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)  does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)  is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8  Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

3.9  Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect.

3.10  Litigation. Except as disclosed in the Parent Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any subsidiary of the Parent which, if determined adversely to the Parent or such subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.11  Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12  Tax Matters.

(a)  Except as set forth in Section 3.12 of the Parent Disclosure Schedule, each of the Parent and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and the Subsidiaries are or were members. Each of the Parent and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and the Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any Subsidiary during a prior period) other than the Parent and the Subsidiaries. All Taxes that the Parent or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)  The Parent has delivered or made available to the Company and ITD complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any Subsidiary since July 31, 2005. The federal income Tax Returns of the Parent and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.12(b) of the Parent Disclosure Schedule. No examination or audit of any Tax Return of the Parent or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Parent or Subsidiary was required to file any Tax Return that was not filed. Neither the Parent nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)  Neither the Parent nor any Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Parent or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)  None of the assets of the Parent or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)  Neither the Parent nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f)  No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

3.13  Assets. Each of the Parent and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or any Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14  Owned Real Property. Neither the Parent nor any Subsidiary owns any real property.

3.15  Real Property Leases. Section 3.15 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Parent has delivered or made available to the Company and ITD complete and accurate copies of the leases and subleases listed in Section 3.15 of the Parent Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Parent Disclosure Schedule:

(a)  the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)  the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)  neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Subsidiary or, to the knowledge of the Parent, any other party under such lease or sublease;

(d)  neither the Parent nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)  the Parent is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or a Subsidiary of the property subject thereto.

3.16  Contracts.

(a)  Section 3.16 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any Subsidiary is a party as of the date of this Agreement:

(i)  any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Parent or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)  any agreement establishing a partnership or joint venture;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement concerning confidentiality or noncompetition;

(vi)  any employment or consulting agreement;

(vii)  any agreement involving any officer, director or stockholder of the Parent or any Affiliate thereof;

(viii)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix)  any agreement which contains any provisions requiring the Parent or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(x)  any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

(b)  The Parent has delivered or made available to the Company and ITD a complete and accurate copy of each agreement listed in Section 3.16 of the Parent Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Subsidiary or, to the knowledge of the Parent, any other party under such contract.

3.17  Accounts Receivable. All accounts receivable of the Parent and the Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report. All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any Subsidiary.

3.19  Insurance. Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Parent and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20  Warranties. No service sold or delivered by the Parent or any Subsidiary is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary, which are set forth in Section 3.20 of the Parent Disclosure Schedule.

3.21  Employees.

(a)  Section 3.21 of the Parent Disclosure Schedule contains a list of all employees of the Parent and each Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Parent or any Subsidiary has entered into a confidentiality/assignment of inventions agreement with the Parent or such Subsidiary, a copy or form of which has previously been delivered to the Company and ITD. Section 3.21 of the Parent Disclosure Schedule contains a list of all employees of the Parent or any Subsidiary who are a party to a non-competition agreement with the Parent or any Subsidiary; copies of such agreements have previously been delivered to the Company and ITD. To the knowledge of the Parent, no key employee or group of employees has any plans to terminate employment with the Parent or any Subsidiary.

(b)  Neither the Parent nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Parent or any Subsidiary.

3.22  Employee Benefits.

(a)  Section 3.22(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Parent, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Parent, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b)  To the knowledge of the Parent, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)  All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d)  Neither the Parent, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)  At no time has the Parent, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)  There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Parent or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g)  No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Parent, any Subsidiary or any ERISA Affiliate that would subject the Parent, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h)  No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)  Each Employee Benefit Plan is amendable and terminable unilaterally by the Parent at any time without liability to the Parent as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Parent from amending or terminating any such Employee Benefit Plan.

(j)  Section 3.22(j) of the Parent Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Parent or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Parent or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Parent or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with generally accepted accounting principles.

3.23  Environmental Matters.

(a)  Each of the Parent and the Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)  Set forth in Section 3.23(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or a Subsidiary (whether conducted by or on behalf of the Parent or a Subsidiary or a third party, and whether done at the initiative of the Parent or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c)  The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any Subsidiary.

3.24  Permits. Section 3.24 of the Parent Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any Subsidiary. Such listed Permits are the only Parent Permits that are required for the Parent and the Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.25  Certain Business Relationships With Affiliates. No Affiliate of the Parent or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any Subsidiary, (b) has any claim or cause of action against the Parent or any Subsidiary, or (c) owes any money to, or is owed any money by, the Parent or any Subsidiary. Section 3.25 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $5,000 in any fiscal year between the Parent or a Subsidiary and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements, other than employment agreements.

3.26  Tax-Free Reorganization.

(a)  The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporations or to merge the Surviving Corporations with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporations which Parent will acquire in the Mergers, or to cause the Surviving Corporations to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1368-2(k); and (iii) has no present plan or intention, following the Mergers, to issue any additional shares of stock of either of the Surviving Corporations or to create any new class of stock of either of the Surviving Corporations.

(b)  The Acquisition Subsidiaries are wholly-owned subsidiaries of the Parent, formed solely for the purposes of engaging in the GF Merger and ITD Merger, and will carry on no business prior to such mergers.

(c)  Immediately prior to each of the GF Merger and the ITD Merger, the Parent will be in control of GF Acquisition Subsidiary and ITD Acquisition Subsidiary, respectively, within the meaning of Section 368(c) of the Code.

(d)  Immediately following (i) the GF Merger, the GF Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the GF Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the GF Merger); and (ii) the ITD Merger, the ITD Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by ITD immediately prior to the ITD Merger (for purposes of this representation, amounts used by ITD to pay reorganization expenses, if any, will be included as assets of ITD held immediately prior to the ITD Merger).

(e)  The Parent has no present plan or intention to reacquire any of the Merger Shares.

(f)  The GF Acquisition Subsidiary and ITD Acquisition Subsidiary will have no liabilities assumed by the GF Surviving Corporation and ITD Acquisition Subsidiary, respectively, and will not transfer to such surviving corporations any assets subject to liabilities in the GF Merger and the ITD Merger.

(g)  Following the Mergers, (i) the GF Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder; and (ii) the ITD Surviving Corporation will continue ITD’s historic business or use a significant portion of ITD’s historic business assets in a business as required by Section 368 of the Coe and the Treasury regulations provided thereunder.

(h)  The Split-Off Agreement will constitute a legally binding obligation between Parent and Buyer prior to the Effective Time; immediately following consummation of the Mergers, Parent will distribute the stock of Leaseco to Buyer in cancellation of the Purchase Price Shares (as such term is defined in the Split-Off Agreement); no property other than the capital stock of Leaseco will be distributed by Parent to Buyer in connection with or following the Mergers; upon execution of the Split-Off Agreement, Buyer will have no right to sell or transfer the Purchased Shares to any person without Parent's prior written consent, and Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement, there will be no other plan, arrangement, agreement, contract, intention, or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit Buyer to vote the Purchased Shares or receive any property or other distributions from Parent with respect to the Purchased Shares other than the capital stock of Leaseco.

3.27  Split-Off . As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement, the Parent will have no material liabilities, contingent or otherwise in any way related to its pre-Effective Time business operations.

3.28  Brokers’ Fees. Except as set forth on Section 3.28 of the Parent Disclosure Schedule, neither the Parent nor either of the Acquisition Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29  Disclosure. No representation or warranty by the Parent contained in this Agreement or in any of the Transaction Documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company and ITD all material information relating to the business of the Parent or any Subsidiary or the transactions contemplated by this Agreement.

3.30  Interested Party Transactions. Except for the Split-Off Agreement, to the knowledge of the Parent, no officer, director or stockholder of Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or any Parent Subsidiary or (ii) purchases from or sells or furnishes to Parent or any Parent Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent or any Parent Subsidiary is a party or by which it may be bound or affected. Neither Parent or any Parent Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any Parent Subsidiary.

3.31  Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.32  Accountants. Dale Matheson Carr-Hilton LaBonte is and has been throughout the periods covered by such financial statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. Schedule 3.32 lists all non-audit services performed by Dale Matheson Carr-Hilton LaBonte for Parent and/or any Subsidiary since February 2, 2005. The report of Dale Matheson Carr-Hilton LaBonte on the financial statements of Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles. During Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with Dale Matheson Carr-Hilton LaBonte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-B occurred with respect to Dale Matheson Carr-Hilton LaBonte.

3.33  Minute Books. The minute books, if any, of Parent and each Subsidiary contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of organization of each such corporation through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material. Parent has provided true and complete copies of all such minute books, if any, to the Company’s representatives.

3.34  Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Mergers are advisable and in the best interests of the Parent’s stockholders and are on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of each of the Acquisition Subsidiaries, and the Board of Directors of each of the Acquisition Subsidiaries, to approve the Mergers and this Agreement by written consent.

ARTICLE IV
COVENANTS

4.1  Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Mergers are satisfied.

4.2  Governmental and Third-Party Notices and Consents.

(a)  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)  The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4A of the Disclosure Schedule.

(c)  ITD shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4B of the Disclosure Schedule.

4.3  Current Report. As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of the Company, ITD and the Parent shall use its reasonable efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws. Further, the Parties shall prepare and file with the SEC an amendment to the Current Report within four business days after the Closing Date, if such Current Report was filed before the Closing Date.

4.4  Operation of Business.

(a)  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Parent:

(i)  issue or sell, or redeem or repurchase, any stock or other securities of the Company or any Warrants, Options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the earlier of October 21, 2006 and the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

(ii)  split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii)  create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(iv)  enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(v)  acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(vi)  mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(vii)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(viii)  amend its charter, by-laws or other organizational documents;

(ix)  change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(x)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(xi)  institute or settle any Legal Proceeding;

(xii)  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Mergers set forth in Article V not being satisfied; or

(xiii)  agree in writing or otherwise to take any of the foregoing actions.

(b)  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, ITD shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, ITD shall not (and shall cause each Subsidiary not to), without the written consent of the Parent:

(i)  issue or sell, or redeem or repurchase, any stock or other securities of ITD or any warrants, options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or options or warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;

(ii)  split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii)  create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(iv)  enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(v)  acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(vi)  mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(vii)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(viii)  amend its charter, by-laws or other organizational documents;

(ix)  change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(x)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(xi)  institute or settle any Legal Proceeding;

(xii)  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of ITD set forth in this Agreement becoming untrue or (ii) any of the conditions to the Mergers set forth in Article V not being satisfied; or

(xiii)  agree in writing or otherwise to take any of the foregoing actions.

4.5  Access to Information.

(a)  Each of the Company and ITD shall (and shall cause each Subsidiary to) permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or ITD and their Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b)  Each of the Parent and the Acquisition Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Parent or either of the Acquisition Subsidiaries by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Parent or either of the Acquisition Subsidiaries, (C) which the Parent or either of the Acquisition Subsidiaries knew or to which the Parent or either of the Acquisition Subsidiaries had access prior to disclosure, or (D) which the Parent or either of the Acquisition Subsidiaries rightfully obtains from a source other than the Company or a Subsidiary.

(c)  Each of the Parent and the Acquisition Subsidiaries (i) shall treat and hold as confidential any ITD Confidential Information (as defined below), (ii) shall not use any of the ITD Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to ITD all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “ITD Confidential Information” means any confidential or proprietary information of ITD or any Subsidiary that is furnished in writing to the Parent or either of the Acquisition Subsidiaries by ITD or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Parent or either of the Acquisition Subsidiaries, (C) which the Parent or either of the Acquisition Subsidiaries knew or to which the Parent or either of the Acquisition Subsidiaries had access prior to disclosure, or (D) which the Parent or either of the Acquisition Subsidiaries rightfully obtains from a source other than ITD or a Subsidiary.

4.6  Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each Subsidiary not to), without the written consent of the Company and ITD:

(a)  issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Private Placement Offering and the Mergers;

(b)  split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as contemplated by, and in connection with, the Stock Split;

(c)  create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)  enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for the adoption of Parent’s 2006 Stock Option Plan (the “Parent Option Plan”) covering 2,000,000 shares of Parent Common Stock in connection with the Merger and the Parent’s assumption of the Company’s 2004 Plan;

(e)  acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Parent Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business, except as contemplated by, and in connection with, the Split-Off;

(f)  mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)  amend its charter, by-laws or other organizational documents;

(i)  change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)  institute or settle any Legal Proceeding;

(l)  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or either of the Acquisition Subsidiaries set forth in this Agreement becoming untrue or (ii) any of the conditions to the Mergers set forth in Article V not being satisfied; or

(m)  agree in writing or otherwise to take any of the foregoing actions.

4.7  Access to Information.

(a)  The Parent shall (and shall cause each of the Acquisition Subsidiaries to) permit representatives of the Company and ITD to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent and the Acquisition Subsidiaries.

(b)  The Company and ITD (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any confidential or proprietary information of the Parent or any Subsidiary that is furnished in writing to the Company or ITD by the Parent or either Acquisition Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Company or ITD, (C) which the Company or ITD knew or to which the Company or ITD had access prior to disclosure or (D) which the Company or ITD rightfully obtains from a source other than the Parent or the Acquisition Subsidiaries.

4.8  Expenses. The costs and expenses of the Parent and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing from the proceeds of the Private Placement Offering.

4.9  Indemnification.

(a)  The Parent shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or bylaws of the Company or ITD for the benefit of any individual who served as a director or officer of the Company or ITD at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)  From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporations to, indemnify and hold harmless each present and former director and officer of the Company and ITD (the “Indemnified Executives”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under California or Delaware law (and the Parent and the Surviving Corporations shall also advance expenses as incurred to the fullest extent permitted under California or Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.10  Listing of Merger Shares. The Parent shall take whatever steps are necessary to cause the Merger Shares to be eligible for quotation on the NASD’s OTC Bulletin Board.

4.11  Stock Split. The Parent shall take whatever steps are necessary to enable it to effect the Stock Split prior to or as of the Effective Time.

4.12  Name Change. As soon as reasonably practicable after the Effective Time, the Parent shall take all necessary steps to enable it to change its corporate name to such name as is mutually agreeable by the Company and the Parent, if the Parent has not already done so prior to the Effective Time.

4.13  Split-Off. The Parent shall take whatever steps are necessary to enable it to effect the Split-Off as of the Effective Time.

4.14  Stock Option Plans. The Board of Directors and shareholders of Parent shall adopt the Parent Option Plan reserving for issuance 2,000,000 shares of Parent Common Stock prior to or as of the Effective Time. Parent shall also assume the Company’s 2004 Plan.

4.15  Permit Application; Information Provided to Company Stockholders.

(a)  The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company Shares and the holders of Series A Preferred Stock in connection with receiving their approval of the GF Merger, this Agreement and related transactions. Such information shall constitute a disclosure of the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders, and the holders of Options and Warrants upon their exercise of such Parent Options and New Warrants, in connection with the GF Merger, as well as the terms and conditions of the ITD Merger. The Parent and the Company shall each use Reasonable Best Efforts to cause the information provided to such holders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the information to be sent to the holders of Company Shares and holders of Series A Preferred Stock. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares and holders of Series A Preferred Stock approve the GF Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the GF Merger are advisable and fair and reasonable to such holders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to such holders any information with respect to the Parent or its affiliates or associates, the form and content of which information shall not have been approved by the Parent prior to such inclusion.

(b)  As soon as practicable after the execution of this Agreement, the Parent shall prepare, with the cooperation of the Company, the Permit Application. The Parent and the Company shall each use Reasonable Best Efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Parent shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

4.16  No Registration. For a period of two years following the Effective Time, the Parent shall not register, nor shall it take any action to facilitate registration, under the Securities Act, the Merger Shares, including the Parent Common Stock issuable upon exercise of Parent Options and New Warrants issued pursuant to Section 1.8 of this Agreement.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGERS

5.1  Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Mergers are subject to the satisfaction of the following conditions:

(a)  this Agreement and the GF Merger shall have received the approval of at least 90% of the votes represented by the outstanding Company Shares, entitled to vote on this Agreement and the GF Merger;

(b)  this Agreement and the ITD Merger shall have received the approval of at least 90% of the votes represented by the outstanding ITD Shares, entitled to vote on this Agreement and the ITD Merger;

(c)  the completion of the offer and sale of the Private Placement Offering;

(d)  the California Permit shall have been issued by the State of California; and

(e)  satisfactory completion by Parent, Company and ITD of all necessary legal due diligence.

5.2  Conditions to Obligations of the Parent and the Acquisition Subsidiaries. The obligation of each of the Parent and the Acquisition Subsidiaries to consummate the Mergers is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)  the number of Dissenting Shares shall not exceed 2% of the number of outstanding Company Shares as of the Effective Time;

(b)  the number of Dissenting Shares shall not exceed 2% of the number of outstanding ITD Shares as of the Effective Time;

(c)  at least a majority of the holders of the issued and outstanding Series A Preferred Stock of the Company immediately prior to the Effective time shall have delivered to the Company a written request for the conversion of such shares of Series A Preferred Stock into Company Shares, and all of the issued and outstanding Series A Preferred Stock of the Company shall have converted into shares of Common Stock of the Company prior to the Effective Time;

(d)  each holder of notes representing Company indebtedness immediately prior to the Effective time shall have elected to, as of the Effective Time and in consideration for the cancellation of the notes, (i) receive units of the Parent’s securities in the Private Placement Offering and on the terms of the Private Placement Offering representing the value of the principal of such notes plus any accrued interest thereon (upon the terms of such notes); or (ii) accept cash payment for the principal amount of the notes plus any accrued interest thereon (upon the terms of such notes);

(e)  the Company, ITD and their Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) the California Permit and all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, ITD or their Subsidiaries, respectively, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or an ITD Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(f)  the representations and warranties of the Company and ITD set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect or an ITD Material Adverse Effect, respectively, or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Company Material Adverse Effect or an ITD Material Adverse Effect for purposes of this Section 5.2(f));

(g)  the Company and ITD shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(h)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect or an ITD Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(i)  the Company shall have delivered to the Parent and the Acquisition Subsidiaries a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a), (d) and (e) of Section 5.1 and clauses (e) through (h) (insofar as such clauses relate to the Company or a Subsidiary of the Company) of this Section 5.2 is satisfied in all respects;

(j)  ITD shall have delivered to the Parent and the Acquisition Subsidiaries a certificate (the “ITD Certificate”) to the effect that each of the conditions specified in clauses (b), (d) and (e) of Section 5.1 and clauses (e) through (h) (insofar as such clauses relate to ITD or a Subsidiary of ITD) of this Section 5.2 is satisfied in all respects;

(k)  ITD Stockholders and Michael Downing shall have entered into agreements with the Parent pursuant to which they shall have agreed to certain restrictions on the sale or other disposition of the Parent Common Stock received by them in connection with the Mergers for a period of 24 months following the Closing Date;

(l)  the Company shall have waived all of its rights and obligations related to rights of first refusal, share repurchase rights, option repurchase rights and lock-up rights to which the Company was entitled in connection with those certain Warrant Purchase Agreements, Warrants, Investors’ Rights Agreements, Common Stock Purchase Agreements, Stock Purchase Agreements, Restricted Stock Purchase Agreements, Stock Restriction Agreements, Stock Option Agreements, Voting Agreements and all other pertinent agreements to which the Company was a party prior to the Effective Time.

(m)  ITD shall have entered into written consulting agreements with each of Riaz Valani and Tabreez Verjee;

(n)  Michael Downing and the Parent shall have entered into an employment agreement reasonably satisfactory to Michael Downing, the Parent and the Company relating to the employment of Mr. Downing by the Parent;

(o)  the Parent and ITD shall have completed the ITD Merger;

(p)  the Parent shall have received from McGuireWoods LLP, special counsel to the Company, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Parent and dated as of the Closing Date; and

(q)  the Parent shall have received from Morrison & Foerster, counsel to ITD, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Parent and dated as of the Closing Date.

5.3  Conditions to Obligations of the Company. The obligation of the Company to consummate the GF Merger is subject to the satisfaction of the following additional conditions:

(a)  the Parent and ITD shall have obtained (and shall have provided copies thereof to the Company and its Subsidiaries) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Parent Material Adverse Effect or an ITD Material Adverse Effect, respectively, or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)  the representations and warranties of the Parent, any Subsidiary of the Parent, and ITD set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Parent Material Adverse Effect or an ITD Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Parent Material Adverse Effect or an ITD Material Adverse Effect for purposes of this Section 5.3(b));

(c)  each of the Parent, the Acquisition Subsidiaries and ITD shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Parent Material Adverse Effect or an ITD Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)  the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (c), (d) and (e) of Section 5.1 and clauses (a) through (d) (insofar as such clauses relate to the Parent and/or either of the Acquisition Subsidiaries) of this Section 5.3 is satisfied in all respects;

(f)  ITD shall have delivered to the Company the ITD Certificate to the effect that each of the conditions specified in clauses (b), (d) and (e) of Section 5.1 and clauses (a) through (d) (insofar as such clauses relate to ITD) of this Section 5.3 is satisfied in all respects;

(g)  the Company shall have received from Gottbetter & Partners, LLP, counsel to the Parent and the Acquisition Subsidiaries, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and dated as of the Closing Date;

(h)  the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall equal 7,500,000 shares, after giving effect to the Stock Split and the Share Contribution, but excluding (i) the shares of Parent Common Stock to be issued to accredited investors in the Private Placement Offering, (ii) 300,000 shares of Parent Common Stock to be issued to financial advisors in connection with the Private Placement Offering, (iii) 4,500,000 shares of Parent Common Stock to be issued to Company Stockholders and to holders of the Parent Options and New Warrants (upon the exercise of such Parent Options and New Warrants) in connection with the GF Merger; and (iv) the ITD Maximum, subject to the ITD Share Adjustment, which shall be issued to ITD Stockholders in connection with the ITD Merger;

(i)  Michael Downing and the Parent shall have entered into an employment agreement reasonably satisfactory to Michael Downing, the Parent and the Company relating to the employment of Mr. Downing by the Parent;

(j)  the Parent shall have adopted the Parent Option Plan;

(k)  the Parent shall have assumed and adopted the Company’s 2004 Stock Plan, as amended (the “2004 Plan”);

(l)  the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are approximately 16,666,666 shares of Parent Common Stock issued and outstanding (without giving effect to the 9,166,666 shares of Parent Common Stock to be retired in connection with the Split-Off, after which retirement there will be 7,500,000 shares of Parent Common Stock issued and outstanding); and

(m)  contemporaneously with the closing of the Mergers, the Parent, Leaseco, and the Buyer shall execute the Split-Off Agreement, which Split-Off is effective simultaneous with the Mergers.

5.4  Conditions to Obligations of ITD. The obligation of ITD to consummate the ITD Merger is subject to the satisfaction of the following additional conditions:

(a)  the Parent and the Company shall have obtained (and shall have provided copies thereof to ITD) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Parent Material Adverse Effect or a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)  the representations and warranties of the Parent, any Subsidiary of the Parent and the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Parent Material Adverse Effect or a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Parent Material Adverse Effect or a Company Material Adverse Effect for purposes of this Section 5.4(b));

(c)  each of the Parent, the Acquisition Subsidiaries and the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)  the Parent shall have delivered to ITD the Parent Certificate to the effect that each of the conditions specified in clauses (c), (d) and (e) of Section 5.1 and clauses (a) through (d) (insofar as such clauses relate to the Parent and/or either of the Acquisition Subsidiaries) of this Section 5.4 is satisfied in all respects;

(f)  the Company shall have delivered to ITD the Company Certificate to the effect that each of the conditions specified in clauses (a), (d) and (e) of Section 5.1 and clauses (a) through (d) (insofar as such clauses relate to the Company) of this Section 5.4 is satisfied in all respects;

(g)  ITD shall have received from Gottbetter & Partners, LLP, counsel to the Parent and the Acquisition Subsidiaries, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and dated as of the Closing Date;

(h)  the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall equal 7,500,000 shares, after giving effect to the Stock Split and the Share Contribution, but excluding (i) the shares of Parent Common Stock to be issued to accredited investors in the Private Placement Offering, (ii) 300,000 shares of Parent Common Stock to be issued to financial advisors in connection with the Private Placement Offering, (iii) 4,500,000 shares of Parent Common Stock to be issued to Company Stockholders and to holders of the Parent Options and New Warrants (upon the exercise of such Parent Options and New Warrants) in connection with the GF Merger; and (iv) the ITD Maximum, subject to the ITD Share Adjustment, which shall be issued to ITD Stockholders in connection with the ITD Merger;

(i)  the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are approximately 16,666,666 shares of Parent Common Stock issued and outstanding (without giving effect to the 9,166,666 shares of Parent Common Stock to be retired in connection with the Split-Off, after which retirement there will be 7,500,000 shares of Parent Common Stock issued and outstanding); and

(j)  the Parent and the Company shall have completed the GF Merger.

ARTICLE VI
INDEMNIFICATION

6.1  Indemnification by the Indemnifying Stockholders. The Indemnifying Stockholders receiving the Merger Shares pursuant to Section 1.5 shall indemnify the Parent in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by either of the Surviving Corporations or the Parent or any Affiliate thereof (excluding ITD or any Affiliate of ITD) resulting from, relating to or constituting:

(a)  any misrepresentation, breach of warranty or failure by the Company or ITD to perform any covenant or agreement of the Company or ITD contained in this Agreement or the Company Certificate, or the ITD Certificate, respectively;

(b)  any failure of any Company Stockholder or ITD Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares or ITD Shares issued in the name of such Company Stockholder or ITD Stockholder, respectively, free and clear of all Security Interests; or

(c)  any claim by a stockholder or former stockholder of the Company or ITD, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company or ITD; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the California Corporations Code or GCL), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the articles of incorporation or bylaws of the Company or ITD; or (iv) any claim that his, her or its shares were wrongfully acquired by the Company or ITD.

(d)  Notwithstanding the foregoing, GF Indemnifying Stockholders shall have no liability for Damages resulting from (i) any misrepresentation, breach of warranty or failure by ITD to perform any covenant or agreement contained in this Agreement; (ii) any failure of any ITD Stockholder to have good, valid and marketable title to the issued and outstanding ITD Shares issued in the name of such ITD Stockholder, respectively, free and clear of all Security Interests; or (iii) or any claim by a stockholder or former stockholder of ITD, or any other person or entity, seeking to assert, or based upon (A) ownership or rights to ownership of any shares of stock of ITD, (B) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (C) any rights under the articles of incorporation or bylaws of ITD; or (D) any claim that his, her or its shares were wrongfully acquired by ITD.

6.2  Indemnification by the Parent.

(a)  The Parent shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Parent or either of the Acquisition Subsidiaries contained in this Agreement or the Parent Certificate.

(b)  The post-Closing adjustment mechanism set forth in Section 1.13 is intended to secure the indemnification obligations of the Parent under this Agreement and shall be the exclusive means for the Indemnifying Stockholders to collect any Damages for which they are entitled to indemnification under this Article VI.

6.3  Indemnification Claims by the Parent.

(a)  In the event the Parent is entitled, or seeks to assert rights, to indemnification under Section 6.1, Parent shall give written notification to the Indemnifying Stockholders of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Parent of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Parent) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, that no delay on the part of the Parent in notifying the Indemnifying Stockholders shall relieve the Indemnifying Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Stockholders may, upon written notice thereof to the Parent, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Parent; provided, that (i) the Indemnifying Stockholders may only assume control of such defense if (A) it acknowledges in writing to the Parent that any damages, fines, costs or other liabilities that may be assessed against the Parent in connection with such suit or proceeding constitute Damages for which the Parent shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Stockholders are liable under this Article VI and (ii) the Indemnifying Stockholders may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Parent. If the Indemnifying Stockholders do not so assume control of such defense, the Parent shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided, that if the Indemnifying Stockholders assume control of such defense and the Parent reasonably concludes that the Indemnifying Stockholders and the Parent have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Parent shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Stockholders shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Parent, which shall not be unreasonably withheld or delayed; provided, that the consent of the Parent shall not be required if the Indemnifying Stockholders agree in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Parent from further liability and has no other materially adverse effect on the Parent. The Parent shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Stockholders, which shall not be unreasonably withheld or delayed.

(b)  In order to seek indemnification under this Article VI, Parent shall give written notification (a “Claim Notice”) to the Indemnification Representatives, who will then provide such Claim Notice to the Indemnifying Stockholders, which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. The Indemnifying Stockholders shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)  Within 20 days after delivery of a Claim Notice, the Indemnifying Stockholders shall deliver to the Parent a written response (the “Response”) in which the Indemnifying Stockholders shall: (i) agree that the Parent is entitled to receive all of the Claimed Amount (in which case the Indemnifying Stockholders and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Parent is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Indemnifying Stockholders and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Agreed Amount) or (iii) dispute that the Parent is entitled to receive any of the Claimed Amount. If the Indemnifying Stockholders in the Response disputes their liability for all or part of the Claimed Amount, the Indemnifying Stockholders and the Parent shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”). For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be $1.50 per Escrow Share (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock since the Closing Date), multiplied by the number of such Escrow Shares.

(d)  During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Stockholders and the Parent shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Stockholders and the Parent shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the Indemnifying Stockholders and the Parent agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Stockholders and the Parent to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided, that, if the Indemnifying Stockholders and the Parent agree to pursue an ADR Procedure, neither the Indemnifying Stockholders nor the Parent may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Stockholders and the Parent shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Stockholders, the Parent or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided, that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Stockholders and the Parent shall be shared equally by the Indemnifying Stockholders and the Parent. The Parent and the Indemnifying Stockholders shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Parent (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)  Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Parent is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Parent may be entitled to indemnification pursuant to this Article VI, and the Parent reasonably determines that it has a valid business reason to fulfill such obligation, then (i)  Parent shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Indemnifying Stockholders, (ii)  Parent may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii)  Parent shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Stockholders to dispute the Parent’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 6.3(d)).

(f)  For purposes of this Section 6.3 and the last two sentences of Section 6.4, any references to the Indemnifying Stockholders (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder (of the respective company) to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

6.4  Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate, the ITD Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of Parent or the Indemnifying Stockholders and (b) shall expire on the date two years following the Closing Date. If Parent delivers to Indemnifying Stockholders, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Parent, the Parent shall promptly so notify the Indemnifying Stockholders; and if the Parent has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Stockholders and the Parent shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

6.5  Limitations on Parent’s Claims for Indemnification.

(a)  Notwithstanding anything to the contrary herein, the Parent shall not be entitled to recover, or be indemnified for, Damages arising out of a misrepresentation or breach of warranty set forth in Article IIA or Article IIB unless and until the aggregate of all such Damages paid or payable by the Indemnifying Stockholders collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate threshold is reached, the Parent shall only be entitled to recover for Damages in excess of such respective threshold; and in no event shall any Indemnifying Stockholder be liable under this Article VI for an aggregate amount, whether paid in cash or in shares of Parent Common Stock, greater than the product of the number of Escrow Shares held on account of such Indemnifying Stockholder, pursuant to Section 1.5 above, multiplied by the Value. For purposes of the preceding sentence, each Escrow Share delivered by a party in payment of his or its obligations under this Article VI shall be valued at the Value.

(b)  The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement and shall be the exclusive means for the Parent to collect any Damages for which it is entitled to indemnification under this Article VI.

(c)  Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Stockholders and the Parent under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Stockholders and the Parent with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(d)  No Indemnifying Stockholder shall have any right of contribution against the Surviving Corporations with respect to any breach by the Company or ITD of any of its representations, warranties, covenants or agreements. The amount of Damages recoverable by Parent under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by Parent with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by Parent, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII
DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
2004 Plan	5.3(k)
Acquisition Subsidia(ry/ies)	Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.13A(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
Agreement of Merger	1.1
Buyer	Introduction
California Corporations Code	1.1
California Permit	1.14
CERCLA	2.20A(a)
Certificate of Merger	1.1
Certificates	1.7
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Claims	1.13(c)
Closing	1.2
Closing Date	1.2
Code	Introduction
Company	Introduction

Company Balance Sheet	2.6A
Company Balance Sheet Date	2.6A
Company Certificate	5.2(i)
Company Intellectual Property	2.27A
Company Interim Balance Sheet	2.6A
Company Interim Balance Sheet Date	2.6A
Company Interim Financial Statements	2.6A
Company Stockholders	1.3(f)
Company Confidential Information	4.5(b)
Company Financial Statements	2.6A
Company Material Adverse Effect	2.1A
Company Shares	1.5(a)
Company Stockholder	1.3(f)
Contemplated Transactions	8.3
Controlling Party	6.3(a)
Current Report	4.3
Damages	6.1
Damages Threshold	6.5(a)
Defaulting Party	8.6
Disclosure Schedule	Article IIA
Dispute	6.3(c)
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	2.19A(a)(i)
Environmental Law	2.20A(a)
ERISA	2.19A(a)(ii)
ERISA Affiliate	2.19A(a)(iii)
Escrow Agent	1.3(j)
Escrow Agreement	1.3(j)
Escrow Shares	1.5(b)
Exchange Act	2.6A
Expected Claim Notice	6.4
GAAP	2.6A
GCL	1.1
GF Acquisition Subsidiary	Introduction
GF Common Conversion Ratio	1.5(a)
GF Escrow Shares	1.5(a)
GF Indemnifying Stockholders	1.5(a)
GF Initial Shares	1.5(a)
GF Merger	Introduction
GF Merger Shares	1.5(a)
GF Surviving Corporation	1.1
Governmental Entity	2.4A
Indemnification Representatives	1.3(j)

Indemnified Executives	4.9(b)
Indemnifying Stockholders	1.5(b)
Initial Shares	1.5(b)
Intellectual Property	2.27A
Internal Systems	2.27A
ITD	Introduction
ITD Acquisition Subsidiary	Introduction
ITD Certificate	5.2(j)
ITD Common Conversion Ratio	1.5(b)
ITD Confidential Information	4.5(c)
ITD Escrow Shares	1.5(b)
ITD Indemnifying Stockholders	1.5(b)
ITD Initial Shares	1.5(b)
ITD Material Adverse Effect	2.1B
ITD Maximum	1.5(b)
ITD Merger	Introduction
ITD Merger Shares	1.5(b)
ITD Share Adjustment	1.5(b)
ITD Shares	1.5(b)
ITD Stockholders	1.3(g)
ITD Surviving Corporation	1.1
Leaseco	Introduction
Legal Proceeding	2.17A
Loss	1.13(c)
Mergers	Introduction
Merger Shares	1.5(b)
New Warrants	1.8(d)
Non-Controlling Party	6.3(a)
Non-Defaulting Party	8.6
Old Options	1.8(a)
Old Warrants	1.8(d)
Options	1.5(a)
Ordinary Course of Business	2.4A
Organization Date	2.6B
OTCBB	3.2
Parent	Introduction
Parent Certificate	5.3(e)
Parent Common Stock	1.5(a)
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.8
Parent Liabilities	1.13
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)

Parent Option Plan	4.6(d)
Parent Permits	3.24
Parent Reports	3.6
Part(y/ies)	Introduction
Permit Application	2.31A
Permits	2.23A
PPO Price	Introduction
Private Placement Offering	Introduction
Reasonable Best Efforts	4.1
Response	6.3(c)
SEC	1.13(a)
Securities Act	1.14
Security Interest	2.4A
Series A Preferred Stock	1.5(a)
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Stock Split	3.2
Subsidiar(y/ies)	2.5A(a)
Surviving Corporations	1.1
Tax Returns	2.9A(a)(ii)
Taxes	2.9A(a)(i)
Transaction Documentation	3.3
Value	6.3(c)
Warrants	1.5(a)
Year-End Financial Statements	2.6A

ARTICLE VIII
TERMINATION

8.1  Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

8.2  Termination for Failure to Close. This Agreement shall be automatically terminated if the Closing Date shall not have occurred by December 20, 2006.

8.3  Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4  Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a)  by the Parent and the Acquisition Subsidiaries if: (i) any of the representations and warranties made in this Agreement by the Company shall not be materially true and correct, when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Company shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b)  by the Company if: (i) any of the representations and warranties of the Parent or either of the Acquisition Subsidiaries shall not be materially true and correct when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Parent or either of the Acquisition Subsidiaries shall have failed to observe or perform any of their material respective obligations under this Agreement; or (iv) as otherwise set forth herein.

8.5  Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6  Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX
MISCELLANEOUS

9.1  Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2  No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

9.3  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior written or oral understandings, agreements or representations, and any contemporaneous oral understandings, agreements or representations, by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiaries may assign their rights, interests and obligations hereunder to a wholly-owned subsidiaries of the Parent.

9.5  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company, or the Parent subsequent to the Closing:

GoFish Technologies, Inc.
500 Third Street Suite 260
San Francisco, CA 94107
Attn: Michael Downing, President and
Chief Executive Officer
Facsimile: (415) 738-8834
Copy to (which copy shall not constitute notice hereunder): McGuireWoods LLP 1345 Avenue of the Americas New York, NY 10105 Attn: Louis W. Zehil, Esq. Facsimile: (212) 548-2175

If to the Parent, or the GF Acquisition Subsidiary or ITD Acquisition Subsidiary prior to the Closing: GoFish Corporation 88 West 44th Avenue Vancouver, BC V5Y 2V1 Canada Attn: Stephen B. Jackson	Copy to (which copy shall not constitute notice hereunder): Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022 Attn: Adam S. Gottbetter, Esq. Facsimile: (212) 400-6901

If to ITD: Internet Television Distribution Inc. 579 University Ave. Palo Alto, CA 94301 Attn: Riaz Valani	Copy to (which copy shall not constitute notice hereunder): Morrison & Foerster 425 Market Street San Francisco, California 94105 Attn: John W. Campbell Facsimile: (415) 268-7522

If to Indemnification Representatives: Michael Downing c/o GoFish Technologies, Inc. 500 Third Street Suite 260 San Francisco, CA 94107	Riaz Valani c/o Internet Television Distribution LLC 579 University Ave. Palo Alto, CA 94301

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

9.9  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11  Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12  Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT GOFISH CORPORATION

By:	/s/ Stephen B. Jackson
Name:	Stephen B. Jackson
Title:	President & Secretary

GF ACQUISITION SUBSIDIARY GF ACQUISITION CORP.

By:	/s/ Stephen B. Jackson
Name:	Stephen B. Jackson
Title:	President, Chief Executive Officer & Secretary

COMPANY GOFISH TECHNOLOGIES, INC.

By:	/s/ Michael Downing
Name:	Michael Downing
Title:	President, Chief Executive Officer& Secretary

ITD ACQUISITION SUBSIDIARY ITD ACQUISITION CORP.

By:	/s/ Stephen B. Jackson
Name:	Stephen B. Jackson
Title:	President, Chief Executive Officer& Secretary

ITD INTERNET TELEVISION DISTRIBUTION INC.

By:	/s/ Riaz Valani
Name:	Riaz Valani
Title:	President & Secretary